Exhibit 99.1

For Immediate Release

   NEWS RELEASE

Contacts:

Gastar Exploration Inc.

Michael A. Gerlich, Chief Financial Officer

713-739-1800 / mgerlich@gastar.com

Investor Relations Counsel:
Lisa Elliott, Dennard▪Lascar Associates                                                 713-529-6600 / lelliott@dennardlascar.com

GASTAR EXPLORATION ANNOUNCES

THIRD QUARTER 2016 RESULTS

HOUSTON, November 3, 2016 - Gastar Exploration Inc. (NYSE MKT: GST) (“Gastar” or the “Company”) today reported financial and operating results for the three and nine months ended September 30, 2016.

Net loss attributable to Gastar’s common stockholders for the third quarter of 2016 was $3.8 million, or a loss of $0.03 per share.  This compares to a third quarter 2015 net loss of $191.8 million, or a loss of $2.47 per share.  Adjusted net loss attributable to common stockholders for the third quarter of 2016 was $10.7 million, or a loss of $0.08 per share, excluding the impact of a $10.1 million litigation settlement benefit, a $3.1 million loss resulting from the mark-to-market of outstanding hedge positions and other special items, as compared to a third quarter 2015 adjusted net loss of $13.9 million, or a loss of $0.18 per share, excluding the impact of a $182.0 million non-cash, pre-tax ceiling test impairment charge, a $4.5 million gain resulting from the mark-to-market of outstanding hedge positions and other special items. (See the accompanying reconciliation of net loss to net loss excluding special items at the end of this news release.)

Adjusted earnings before interest, income taxes, depreciation, depletion and amortization (“adjusted EBITDA”) for the third quarter of 2016 was $7.2 million compared to adjusted EBITDA of $14.3 million for the third quarter of 2015 and $6.8 million for the second quarter of 2016.  (See the accompanying reconciliation of net loss to adjusted EBITDA, a non-GAAP number, at the end of this news release.)

Total Company revenues were $13.0 million in the third quarter of 2016, a 54% decline from $28.4 million in the third quarter of 2015 and a 7% increase from $12.2 million in the second quarter of 2016.  On April 8, 2016, Gastar sold substantially all of its producing assets and proved reserves and a significant portion of its undeveloped acreage in the Appalachian Basin (the “Appalachian Basin Sale”).  Excluding the Appalachian Basin in earlier periods for comparative purposes, revenues from the sale of oil, condensate, natural gas and natural gas liquids (“NGLs”), before the effects of commodity derivatives contracts, were $14.5 million in the third quarter of 2016, a 7% decline from $15.5 million in the third quarter of 2015 and a 4% decrease from $15.0 million in the second quarter of 2016.  The reduction from third quarter of 2015 in oil, condensate, natural gas and NGLs revenues (excluding the impact of hedging activities) primarily resulted from a 9% decrease in weighted average realized equivalent prices offset by a 3% increase in equivalent production volumes. The decrease from second quarter 2016 revenues was due to a 5% decrease in equivalent production volumes offset by a 2% increase in equivalent product pricing.

Excluding the impact of the Appalachian Basin production and the effects of commodity derivatives contracts, revenues from liquids (oil, condensate and NGLs) represented approximately 83% of total production revenues in the third quarter of 2016, compared to 86% in the third quarter of 2015 and 88% in the second quarter of 2016.

We had hedges in place covering approximately 61% of our oil and condensate production, 57% of our natural gas production and 56% of our NGLs production for the third quarter of 2016.  Commodity derivative contracts settled during the period resulted in a $1.6 million increase in revenue for the third quarter of 2016, compared to a $6.8 million increase in revenue for the third quarter of 2015 and a $565,000 increase in revenue for the second quarter of 2016.

We continue to maintain an active hedging program covering a portion of estimated future production for October 2016 to December 2018, which is reported in our periodic filings with the U.S. Securities and Exchange Commission (“SEC”).

Average daily production for the third quarter of 2016 was 5,900 barrels of oil equivalent (“Boe”) per day (“Boe/d”) as compared to 13,600 Boe/d in the third quarter of 2015 and 6,400 Boe/d in the second quarter of 2016. Third quarter 2015 and second quarter 2016 includes average daily production of 7,900 Boe/d and 194 Boe/d, respectively, attributable to our properties in the Appalachian Basin. Excluding the Appalachian Basin, oil, condensate and NGLs as a percentage of production volumes were 69% in the third quarter of 2016 compared to 74% in the third quarter of 2015 and 71% for the second quarter of 2016.

The following table provides a summary of Gastar’s total net production volumes and overall average commodity prices for the three and nine months ended September 30, 2016 and 2015:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2016(1)	2015	2016(1)	2015
	(In thousands, except per unit amounts)
Net Production:
Oil and condensate (MBbl)	242	330	837	1,066
Natural gas (MMcf)	1,009	3,490	5,232	10,360
NGLs (MBbl)	128	338	616	854
Total net production (MBoe)	539	1,249	2,325	3,646
Net Daily production:
Oil and condensate (MBbl/d)	2.6	3.6	3.1	3.9
Natural gas (MMcf/d)	11.0	37.9	19.1	37.9
NGLs (MBbl/d)	1.4	3.7	2.2	3.1
Total net daily production (MBoe/d)	5.9	13.6	8.5	13.4
Average sales price per unit:
Oil and condensate per Bbl, including impact of hedging activities (2)	$47.19	$44.84	$43.85	$48.30
Oil and condensate per Bbl, excluding impact of hedging activities	$42.55	$38.89	$36.41	$42.94
Natural gas per Mcf, including impact of hedging activities (2)	$2.76	$1.57	$1.86	$1.93
Natural gas per Mcf, excluding impact of hedging activities	$2.48	$0.99	$1.60	$1.36
NGLs per Bbl, including impact of hedging activities (2)	$15.01	$10.64	$10.55	$14.32
NGLs per Bbl, excluding impact of hedging activities	$13.22	$2.35	$8.28	$5.94
Average sales price per Boe, including impact of hedging activities (2)	$29.96	$19.11	$22.77	$22.95
Average sales price per Boe, excluding impact of hedging activities	$26.92	$13.68	$18.91	$17.81

_____________________________

(1)	The three and nine months ended September 30, 2016 reflect the impact of the Appalachian Basin Sale completed on April 8, 2016.
(2)	The impact of hedging includes only the gain (loss) on commodity derivative contracts settled during the periods presented.

Lease operating expenses (“LOE”) were $5.2 million for the third quarter of 2016, compared to $5.2 million in the third quarter of 2015 and $4.6 million in the second quarter of 2016.  Excluding the Appalachian Basin, LOE increased $716,000, or 17%, to $5.0 million for the third quarter of 2016 from the third quarter of 2015 due to a $1.2 million increase in controllable LOE partially associated with higher water disposal costs related to flush production of new wells offset by a $499,000 decrease in workover expense. LOE in the third quarter increased $533,000 or 12% from the second quarter of 2016 primarily due to the second quarter 2016 benefitting from $588,000 of insurance proceeds benefit.  LOE per Boe of production as reported was $9.59 in the third quarter of 2016 versus $4.17 in the third quarter of 2015 and $7.86 in the second quarter of 2016, including workover costs.  Excluding the Appalachian Basin and workover expense, LOE per Boe for the third quarter of 2016 was $8.30 compared to $6.23 for the third quarter of 2015 and $8.36 per Boe for the second quarter of 2016.

Depreciation, depletion and amortization (“DD&A”) expense was $5.2 million in the third quarter of 2016, down 66% from $15.4 million in the third quarter of 2015 and 7% from $5.6 million in the second quarter of 2016.  The DD&A rate for the third quarter of 2016 was $9.70 per Boe compared to $12.32 per Boe for the third quarter of 2015 and $9.59 per Boe in the second quarter of 2016. The decrease in DD&A expense for third quarter 2016 from the comparable period in 2015 was the result of a 57% decrease in production resulting from the completion of the Appalachian Basin Sale coupled with a lower DD&A rate due to impairment charges incurred in 2015 and the first quarter of 2016 and the credit to the full cost pool for the net proceeds from the Appalachian Basin Sale.

General and administrative (“G&A”) expense was $3.9 million in the third quarter of 2016 compared to $4.7 million in the third quarter of 2015 and $6.3 million in the second quarter of 2016. G&A expense for the third quarter of 2016 included $810,000 of non-cash stock-based compensation expense, versus $1.2 million in the third quarter of 2015 and $702,000 in the second quarter of 2016.   Excluding stock-based compensation expense, non-recurring acquisition and divestment costs and allowance for bad debt, adjusted cash G&A expense for the third and second quarter of 2016 was $3.0 million and $3.4 million, respectively.

Operations Review and Update

Mid-Continent

The following table provides a summary of Gastar’s Mid-Continent production volumes and average commodity prices for the three and nine months ended September 30, 2016 and 2015:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
Mid-Continent	2016(1)	2015	2016(1)	2015
Net Production:
Oil and condensate (MBbl)	242	274	790	875
Natural gas (MMcf)	997	805	2,917	2,491
NGLs (MBbl)	128	111	380	320
Total net production (MBoe)	537	520	1,656	1,611
Net Daily Production:
Oil and condensate (MBbl/d)	2.6	3.0	2.9	3.2
Natural gas (MMcf/d)	10.8	8.7	10.6	9.1
NGLs (MBbl/d)	1.4	1.2	1.4	1.2
Total net daily production (MBoe/d)	5.8	5.6	6.0	5.9
Average sales price per unit(1):
Oil and condensate (per Bbl)	$42.56	$44.45	$37.87	$48.54
Natural gas (per Mcf)	$2.48	$2.67	$2.06	$2.76
NGLs (per Bbl)	$13.22	$10.28	$12.79	$13.16
Average sales price per Boe(1)	$26.98	$29.80	$24.63	$33.27

_____________________________

(1)	Excludes the impact of hedging activities.

Third quarter 2016 net production from the Mid-Continent area increased 3% compared to the third quarter 2015 and was down 5% when compared to the second quarter of 2016. Third quarter 2016 Mid-Continent production consisted of approximately 45% oil, 31% natural gas and 24% NGLs.

On October 20, 2016, Gastar announced it had executed a definitive agreement with an investor (the “Development Agreement”) to jointly develop up to 60 Gastar operated drilling program wells in 20 well tranches (the “Drilling Program”) in the STACK Play in Kingfisher County, Oklahoma.  The Drilling Program targets the Meramec and Osage formations within the Mississippi Lime on a contract area within three townships covering approximately 18,000 undeveloped net mineral acres under leases held by Gastar. The Company will be the operator of all wells jointly developed.

Gastar also announced on October 20, 2016 that it had entered into a purchase and sale agreement to divest certain non-core leasehold interests primarily in northeast Canadian County, Oklahoma (the “South STACK Acreage”) for approximately $71.0 million (of which up to $10.0 million is contingent upon the satisfaction of certain conditions), subject to certain adjustments.  The transaction is expected to close on or before November 18, 2016, with a property sale effective date of August 1, 2016.  Assuming completion of this divestment, pro forma Mid-Continent area net acreage at September 30, 2016 would be approximately 81,400 net surface acres, including Development Agreement acreage, with approximately 1,000 net STACK locations identified.

J. Russell Porter, Gastar's President and CEO, commented, “As commodity prices have improved throughout the year, we have focused on enhancing liquidity and positioning the Company to resume a more active drilling program.  Through asset sales of non-core acreage, which we expect to close this month, and our successful equity offering last May, we will have raised in excess of $100 million this year in net available capital to help fund the delineation and development of our core acreage in the heart of the STACK Play.  Our objectives are to add substantial value to our core acreage by de-risking the various STACK formations across our acreage through drilling, which should grow production and reserves as well as reduce future lease renewal costs by increasing the percentage of our acreage that is held by production (“HBP”).”

“In order to meet these objectives, we have entered into a Development Agreement whereby the investor earns only an interest in the well bores drilled, with Gastar retaining both the right to offset formation locations and to book offsetting proved undeveloped locations at its full original working interest. The drilling of up to 60 wells will substantially increase our HBP acreage across the various STACK formations.  Specifically, if a Drilling Program well location is prospective for all five STACK zones, we currently project it could hold as many as five additional Meramec, four Osage, four Woodford, four Oswego and two Hunton well locations.”

“We have already drilled the first five wells of the initial 20 well tranche and by year end we could have up to seven Drilling Program wells drilled and completed.  We also plan to increase our operated drilling activity outside the Drilling Program area to test the STACK formations.  We have one Osage test well and one Oswego test well in early stages of flow back, in addition to our two earlier Meramec formation test wells drilled,” said Porter.

We currently have two rigs operating on our Mid-Continent acreage under the Development Agreement.  We have now drilled and completed a third operated Meramec well, the Ingle 29-1H, which began initial flow back in October 2016.  In addition to our three completed Meramec wells, we have two Meramec wells awaiting completion and two Meramec wells currently being drilled.  In September 2016, we brought on production our first operated Osage formation test well, the McGee 29 1-H, and our first Oswego formation test well, the Tomahawk 7-1H.  It is too early in the flow back process to determine ultimate production performance for these wells.

As of November 3, 2016, we had production and drilling operations at various stages on the following operated STACK wells on our acreage:

				Current Production Averages(3)
Well Name	Current Working Interest(1)	Approx. Lateral Length (in feet)	Peak Production Rates(2) (BOE/d)	BOE/d	% Oil	Date of First Production or Status	Approx. Gross Costs to Drill & Complete ($ millions)	Included in Development Agreement
Meramec Completions
Holiday Road 2-1H(5)	78.3%	4,300	654	508	75%	4/11/2016	$4.1	No
Ingle 29-1H(4)	82.5%	4,800	N/A	N/A	N/A	10/22/2016	$4.5	Yes
Geis 31-1H(4)	53.7%	4,600	N/A	N/A	N/A	WOC	$4.5	Yes
Katy 21-1H(4)	67.9%	4,900	N/A	N/A	N/A	WOC	$4.5	Yes
Lily 28-1H(4)(5)	61.3%	4,700	N/A	N/A	N/A	Drilling	$4.5	Yes
Mott 19-1H(4)	44.3%	4,200	N/A	N/A	N/A	Drilling	$4.5	Yes

Osage Completions
McGee 29-1H(5)	81.0%	4,200	N/A	N/A	N/A	9/25/2016	$4.4	No

Oswego Completions
Tomahawk 7-1H	79.3%	4,200	N/A	N/A	N/A	9/24/2016	$2.7	No

_____________________________

(1)	Current estimated working interest. Working interest subject to change based on final force pooling orders or Development Agreement activity.
(2)	Represents highest daily gross Boe rate. N/A indicates that the well has not yet reached its peak production rate.
(3)	Represents average gross production for the most current five days through October 26, 2016.
(4)	Working interest reflected is our total current working interest before Development Agreement impact.
(5)	Excludes one-time fishing or coring costs.

To further assess the potential of other Mid-Continent STACK Play formations, to date in 2016 we have participated in the completion of four gross (0.5 net) non-operated Meramec Shale wells, one gross (0.2 net) non-operated well targeting the Osage Shale, four gross (0.4 net) non-operated wells targeting the Oswego Limestone formation and one gross (0.04 net) non-operated Woodford Shale well.

In the Mid-Continent, Gastar’s net capital expenditures in the third quarter of 2016 totaled $24.0 million, comprised of $10.6 million for drilling, completions and infrastructure costs, $12.1 million for unproved acreage extensions and renewals and $1.3 million for other capitalized costs.  Year-to-date 2016 net capital expenditures in the Mid-Continent totaled $47.4 million, which was comprised of

$21.6 million for drilling, completions and infrastructure costs, $22.5 million for unproved acreage extensions and renewals and $3.3 million for other capitalized costs.

For the remainder of 2016, Gastar’s capital expenditure budget is $13.4 million, comprised of $2.0 million for drilling, completion and infrastructure costs, $9.9 million for acreage extensions and renewal and $1.5 million for other capitalized costs, resulting in a total 2016 capital expenditures budget of $60.8 million.

Appalachian Basin

The following table provides a summary of Gastar’s Appalachian Basin net production volumes and average commodity prices for the three and nine months ended September 30, 2016 and 2015:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2016(1)	2015	2016(1)	2015
Appalachian Basin
Net Production:
Oil and condensate (MBbl)	—	56	47	191
Natural gas (MMcf)	12	2,685	2,315	7,869
NGLs (MBbl)	—	226	236	533
Total net production (MBoe)	2	730	669	2,035
Net Daily Production:
Oil and condensate (MBbl/d)	—	0.6	0.2	0.7
Natural gas (MMcf/d)	0.1	29.2	8.4	28.8
NGLs (MBbl/d)	—	2.5	0.9	2.0
Total net daily production (MBoe/d)	—	7.9	2.4	7.5
Average sales price per unit (2):
Oil and condensate (per Bbl)	$—	$11.64	$11.73	$17.24
Natural gas (per Mcf)	$2.10	$0.49	$1.03	$0.92
NGLs (per Bbl)	$—	$(1.56)	$1.00	$1.60
Average sales price per Boe (2)	$13.00	$2.20	$4.74	$5.58

_____________________________

(1)	The three and nine months ended September 30, 2016 reflect the impact of the Appalachian Basin Sale completed on April 8, 2016.
(2)	Excludes the impact of hedging activities.

Liquidity

At September 30, 2016, Gastar had approximately $46.7 million in available cash and cash equivalents, $99.6 million in borrowings outstanding and $370,000 in letters of credit issued under its revolving credit facility.

We were in compliance with all financial covenants under the revolving credit facility at September 30, 2016. As previously announced, Gastar entered into an amendment to its revolving credit facility effective October 14, 2016.  Under the amendment, the Company’s borrowing base was reaffirmed at $100.0 million, which is the current amount outstanding under the facility.  The revolving credit facility’s debt balance is to be reduced by 20% of any future net sales proceeds from the sale of the Company’s South STACK Acreage.  The next borrowing base redetermination is scheduled for November 2016.

Upon closing of the sale of the South STACK Acreage, we expect our liquidity to support our cash requirements for the remainder of 2016 and through 2017, subject to our ability to extend maturities or refinance our long-term debt by the fourth quarter of 2017, as described below.  In light of our approaching maturities of our revolving credit facility in November 2017 and our senior secured notes in May 2018, we are continuing to analyze and engage in discussions regarding various alternatives to either extend our debt maturities, reduce the level of our long-term debt or otherwise reduce our future debt service obligations.  On a pro forma basis, as of September 30, 2016, and after payment of 20% of the net sales proceeds from the sale of the South STACK Acreage to reduce revolving credit facility debt, Gastar would have a cash position of approximately $102.4 million.

Guidance for Fourth Quarter and Full-Year 2016

Our guidance for the fourth quarter of and full-year 2016 is provided in the table below and represents the Company's best estimate of the range of likely future results. Guidance could be affected by the factors described below in "Forward Looking Statements."

Production	Fourth Quarter 2016	Full-Year 2016

Net average daily (MBoe/d)	5.3 – 5.7	7.5 – 7.9
Liquids percentage	70% – 74%	63% – 67%

Cash Operating Expenses
Production taxes (% of production revenues)	2.4% – 2.6%	3.9% – 4.1%
Lease operating ($/Boe)	$8.50 – $9.25	$7.10 – $7.50
Transportation, treating & gathering ($/Boe)	$0.60 – $0.65	$0.55 – $0.60
Cash general & administrative ($/Boe)	$5.50 – $6.00	$4.30 – $4.70

Conference Call

Gastar has scheduled a conference call for 11:00 a.m. Eastern Time (10:00 a.m. Central Time) on Friday, November 4, 2016.  Investors may participate in the call either by phone or audio webcast.

By Phone:	Dial 1-412-902-0030 at least 10 minutes before the call. A telephone replay will be available through November 11 by dialing 1-201-612-7415 and using the conference ID:13648397.

By Webcast:

Visit the Investor Relations page of Gastar's website at www.gastar.com under “Events & Presentations.” Please log on a few minutes in advance to register and download any necessary software. A replay will be available shortly after the call.

For more information, please contact Donna Washburn at Dennard-Lascar Associates at 713-529-6600 or e-mail dwashburn@dennardlascar.com.

About Gastar Exploration

Gastar Exploration Inc. is a pure play Mid-Continent independent energy company engaged in the exploration, development and production of oil, condensate, natural gas and natural gas liquids. Gastar’s principal business activities include the identification, acquisition, and subsequent exploration and development of oil and natural gas properties with an emphasis on unconventional reserves, such as shale resource plays. Gastar holds a concentrated acreage position in what is believed to be the core of the STACK Play, an area of central Oklahoma which is home to multiple oil and natural gas-rich reservoirs including the Meramec, Oswego, Osage, Woodford and Hunton formations. For more information, visit Gastar's website at www.gastar.com.

Forward Looking Statements

This news release includes “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Forward looking statements give our current expectations, opinion, belief or forecasts of future events and performance.  A statement identified by the use of forward looking words including “may,” “expects,” “projects,” “anticipates,” “plans,” “believes,” “estimate,” “will,” “should,” and certain of the other foregoing statements may be deemed forward-looking statements.  Although Gastar believes that the expectations reflected in such forward-looking statements are reasonable, these statements involve risks and uncertainties that may cause actual future activities and results to be materially different from those suggested or described in this news release.  These include risks inherent in natural gas and oil drilling and production activities, including risks with respect to continued low or further declining prices for natural gas and oil that could result in further downward revisions to the value of proved reserves or otherwise cause Gastar to further delay or suspend planned drilling and completion operations or reduce production levels which would adversely impact cash flow; risks relating to the availability of capital to fund drilling operations that can be adversely affected by adverse drilling results, production declines and continued low or further declining prices for natural gas and oil; risks regarding Gastar’s ability to meet financial covenants under its indenture or credit agreements or the ability to obtain amendments or waivers to effect such compliance; risks of fire, explosion, blowouts, pipe failure, casing collapse, unusual or unexpected formation pressures, environmental hazards, and other operating and production risks, which may temporarily or permanently reduce production or cause initial production or test results to not be indicative of future well performance or delay the timing of sales or completion of drilling operations; delays in receipt of drilling permits; risks relating to unexpected adverse developments in the status of properties; borrowing base redeterminations by our banks; risks relating to the absence or delay in receipt of government approvals or third-party consents; risks relating to our ability to integrate acquired assets with ours and to realize the anticipated benefits from such acquisitions; and other risks described in Gastar’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other filings with the SEC, available at the SEC’s website at www.sec.gov.  Our actual sales production rates can vary considerably from tested initial production rates depending upon completion and production techniques and our primary areas of operations are subject to natural steep decline rates. By issuing forward looking statements based on current expectations, opinions, views or beliefs, Gastar has no obligation and, except as required by law, is not undertaking any obligation, to update or revise these statements or provide any other information relating to such statements.

Targeted expectations and guidance for the fourth quarter and full year of 2016 are based upon the current 2016 planned capital expenditures budget, which may be subject to revision and reevaluation dependent upon future developments, including drilling results, our liquidity position, a further decline in commodity prices, availability of crews, supplies and production capacity, weather delays and significant changes in drilling costs.

Unless otherwise stated herein, equivalent volumes of production are based upon an energy equivalent ratio of six Mcf of natural gas to each barrel of liquids (oil, condensate and NGLs), which ratio is not reflective of relative value.  Our NGLs are sold as part of our wet gas subject to an incremental NGLs pricing formula based upon a percentage of NGLs extracted from our wet gas production.  Our reported production volumes reflect incremental post-processing NGLs volumes and residual gas volumes with which we are credited under our sales contracts.

- Financial Tables Follow –

GASTAR EXPLORATION INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2016	2015	2016	2015
	(in thousands, except share and per share data)
REVENUES:
Oil and condensate	$10,306	$12,835	$30,464	$45,772
Natural gas	2,500	3,459	8,394	14,109
NGLs	1,695	791	5,100	5,071
Total oil, condensate, natural gas and NGLs revenues	14,501	17,085	43,958	64,952
(Loss) gain on commodity derivatives contracts	(1,498)	11,301	(3,991)	19,734
Total revenues	13,003	28,386	39,967	84,686
EXPENSES (BENEFIT):
Production taxes	400	655	1,469	2,317
Lease operating expenses	5,166	5,214	15,829	18,475
Transportation, treating and gathering	338	615	1,346	1,654
Depreciation, depletion and amortization	5,223	15,394	24,543	45,945
Impairment of oil and natural gas properties	—	181,966	48,497	282,118
Accretion of asset retirement obligation	92	131	286	387
General and administrative expense	3,925	4,683	15,872	13,352
Litigation settlement benefit	(10,100)	—	(10,100)	—
Total expenses	5,044	208,658	97,742	364,248
INCOME (LOSS) FROM OPERATIONS	7,959	(180,272)	(57,775)	(279,562)
OTHER INCOME (EXPENSE):
Interest expense	(8,178)	(7,933)	(26,739)	(22,430)
Investment income and other (expense)	41	4	(2)	10
LOSS BEFORE PROVISION FOR INCOME TAXES	(178)	(188,201)	(84,516)	(301,982)
Provision for income taxes	—	—	—	—
NET LOSS	(178)	(188,201)	(84,516)	(301,982)
Dividends on preferred stock	(3,618)	(3,618)	(10,855)	(10,855)
NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS	$(3,796)	$(191,819)	$(95,371)	$(312,837)
NET LOSS PER SHARE OF COMMON STOCK ATTRIBUTABLE TO COMMON STOCKHOLDERS:
Basic	$(0.03)	$(2.47)	$(0.92)	$(4.04)
Diluted	$(0.03)	$(2.47)	$(0.92)	$(4.04)
WEIGHTED AVERAGE SHARES OF COMMON STOCK OUTSTANDING:
Basic	129,301,817	77,628,120	104,125,317	77,453,251
Diluted	129,301,817	77,628,120	104,125,317	77,453,251

GASTAR EXPLORATION INC.

CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2016	2015
	(Unaudited)
	(in thousands, except share data)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$46,739	$50,074
Accounts receivable, net of allowance for doubtful accounts of $1,953 and $0, respectively	8,476	14,302
Commodity derivative contracts	5,240	15,534
Prepaid expenses	4,694	5,056
Total current assets	65,149	84,966
PROPERTY, PLANT AND EQUIPMENT:
Oil and natural gas properties, full cost method of accounting:
Unproved properties, excluded from amortization	109,267	92,609
Proved properties	1,242,667	1,286,373
Total oil and natural gas properties	1,351,934	1,378,982
Furniture and equipment	2,615	3,068
Total property, plant and equipment	1,354,549	1,382,050
Accumulated depreciation, depletion and amortization	(1,125,881)	(1,053,116)
Total property, plant and equipment, net	228,668	328,934
OTHER ASSETS:
Commodity derivative contracts	3,915	9,335
Deferred charges, net	616	985
Advances to operators and other assets	498	331
Other	1,121	4,944
Total other assets	6,150	15,595
TOTAL ASSETS	$299,967	$429,495
LIABILITIES AND STOCKHOLDERS' DEFICIT
CURRENT LIABILITIES:
Accounts payable	$4,585	$2,029
Revenue payable	5,667	5,985
Accrued interest	10,517	3,730
Accrued drilling and operating costs	5,250	2,010
Advances from non-operators	110	167
Commodity derivative contracts	102	—
Commodity derivative premium payable	1,750	3,194
Asset retirement obligation	89	89
Other accrued liabilities	7,296	6,764
Total current liabilities	35,366	23,968
LONG-TERM LIABILITIES:
Long-term debt	418,620	516,476
Commodity derivative contracts	—	451
Commodity derivative premium payable	1,427	2,788
Asset retirement obligation	5,626	5,997
Total long-term liabilities	425,673	525,712
Commitments and contingencies
STOCKHOLDERS’ DEFICIT:
Preferred stock, 40,000,000 shares authorized
Series A Preferred stock, par value $0.01 per share; 10,000,000 shares designated; 4,045,000 shares issued and outstanding at September 30, 2016 and December 31, 2015, respectively, with liquidation preference of $25.00 per share	41	41
Series B Preferred stock, par value $0.01 per share; 10,000,000 shares designated; 2,140,000 shares issued and outstanding at September 30, 2016 and December 31, 2015, respectively, with liquidation preference of $25.00 per share	21	21
Common stock, par value $0.001 per share; 550,000,000 and 275,000,000 shares authorized at September 30, 2016 and December 31, 2015, respectively; 131,725,215 and 80,024,218 shares issued and outstanding at September 30, 2016 and December 31, 2015, respectively	132	80
Additional paid-in capital	626,379	571,947
Accumulated deficit	(787,645)	(692,274)
Total stockholders’ deficit	(161,072)	(120,185)
TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$299,967	$429,495

GASTAR EXPLORATION INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Nine Months Ended September 30,
	2016	2015
	(in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(84,516)	$(301,982)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation, depletion and amortization	24,543	45,945
Impairment of oil and natural gas properties	48,497	282,118
Stock-based compensation	3,145	3,927
Mark to market of commodity derivatives contracts:
Total loss (gain) on commodity derivatives contracts	3,991	(19,734)
Cash settlements of matured commodity derivatives contracts, net	10,690	17,913
Cash premiums paid for commodity derivatives contracts	(565)	(45)
Amortization of deferred financing costs	3,812	2,652
Accretion of asset retirement obligation	286	387
Settlement of asset retirement obligation	(87)	(80)
Loss on sale of furniture and equipment	97	-
Changes in operating assets and liabilities:
Accounts receivable	3,861	22,552
Prepaid expenses	362	1,472
Accounts payable and accrued liabilities	7,656	(289)
Net cash provided by operating activities	21,772	54,836
CASH FLOWS FROM INVESTING ACTIVITIES:
Development and purchase of oil and natural gas properties	(43,175)	(121,074)
Reimbursements from (advances to) operators	211	(2,325)
Acquisition of oil and natural gas properties - refund	1,149	—
Proceeds from sale of oil and natural gas properties	77,499	47,866
Payments to non-operators	(57)	(1,820)
Proceeds from sale (purchase) of furniture and equipment	80	(51)
Net cash provided by (used in) investing activities	35,707	(77,404)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from revolving credit facility	-	75,000
Repayment of revolving credit facility	(100,370)	(40,000)
Proceeds from issuance of common stock, net of issuance costs	44,815	—
Dividends on preferred stock	(3,618)	(10,855)
Deferred financing charges	(930)	(804)
Tax withholding related to restricted stock and performance based unit award vestings	(711)	(1,430)
Net cash (used in) provided by financing activities	(60,814)	21,911
NET DECREASE IN CASH AND CASH EQUIVALENTS	(3,335)	(657)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	50,074	11,008
CASH AND CASH EQUIVALENTS, END OF PERIOD	$46,739	$10,351

NON-GAAP FINANCIAL INFORMATION AND RECONCILIATION

We use both GAAP and certain non-GAAP financial measures to assess performance.  Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP.  Our management believes that these non-GAAP measures provide useful supplemental information to investors in order that they may evaluate our financial performance using the same measures as management.  These non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.  In evaluating these measures, investors should consider that the methodology applied in calculating such measures may differ among companies and analysts.  A reconciliation is provided below outlining the differences between these non-GAAP measures and their most directly comparable financial measure calculated in accordance with GAAP.

Reconciliation of Net Loss to Net Loss Excluding Special Items:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2016	2015	2016	2015
	(in thousands, except share and per share data)
NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS	$(3,796)	$(191,819)	$(95,371)	$(312,837)
SPECIAL ITEMS:
Losses (gains) related to the change in mark to market value for outstanding commodity derivatives contracts	3,134	(4,511)	12,974	(986)
Impairment of oil and natural gas properties	—	181,966	48,497	282,118
Non-recurring general and administrative costs related to acquisition of assets	71	481	470	481
Non-recurring severance costs related to property divestments	—	—	677	—
Allowance for bad debt	—	—	1,953	—
Litigation settlement benefit	(10,100)	—	(10,100)	—

ADJUSTED NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS	$(10,691)	$(13,883)	$(40,900)	$(31,224)

ADJUSTED NET LOSS PER SHARE OF COMMON STOCK ATTRIBUTABLE TO COMMON STOCKHOLDERS:
Basic	$(0.08)	$(0.18)	$(0.39)	$(0.40)
Diluted	$(0.08)	$(0.18)	$(0.39)	$(0.40)
WEIGHTED AVERAGE SHARES OF COMMON STOCK
Basic	129,301,817	77,628,120	104,125,317	77,453,251
Diluted	129,301,817	77,628,120	104,125,317	77,453,251

Reconciliation of Cash Flows before Working Capital Changes                                                      and as Adjusted for Special Items:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2016	2015	2016	2015
	(in thousands, except share and per share data)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(178)	$(188,201)	$(84,516)	$(301,982)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation, depletion and amortization	5,223	15,394	24,543	45,945
Impairment of oil and natural gas properties	—	181,966	48,497	282,118
Stock-based compensation	810	1,154	3,145	3,927
Mark to market of commodity derivatives contracts:
Total loss (gain) on commodity derivatives contracts	1,498	(11,301)	3,991	(19,734)
Cash settlements of matured commodity derivatives contracts, net	1,109	6,505	10,690	17,913
Cash premiums paid for commodity derivatives contracts	—	—	(565)	(45)
Amortization of deferred financing costs	987	916	3,812	2,652
Accretion of asset retirement obligation	92	131	286	387
Settlement of asset retirement obligation	(87)	—	(87)	(80)
Loss on sale of assets	—	—	97	—
Cash flows from operations before working capital changes	9,454	6,564	9,893	31,101
Dividends on preferred stock	—	(3,618)	(3,618)	(10,855)
Non-recurring general and administrative costs related to acquisition of assets	71	481	470	481
Non-recurring severance costs related to property divestments	—	—	677	—
Allowance for bad debt	—	—	1,953	—
Litigation settlement benefit	(10,100)	—	(10,100)	—
Adjusted cash flows from operations	$(575)	$3,427	$(725)	$20,727

Reconciliation of Net Loss to Adjusted Earnings Before Interest, Income Taxes, Depreciation, Depletion and Amortization ("Adjusted EBITDA"):

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2016	2015	2016	2015
	(in thousands, except share and per share data)
NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS	$(3,796)	$(191,819)	$(95,371)	$(312,837)
Interest expense	8,178	7,933	26,739	22,430
Depreciation, depletion and amortization	5,223	15,394	24,543	45,945
Impairment of oil and natural gas properties	—	181,966	48,497	282,118
EBITDA	9,605	13,474	4,408	37,656
Dividends on preferred stock	3,618	3,618	10,855	10,855
Accretion of asset retirement obligation	92	131	286	387
Losses (gains) related to the change in mark to market value for outstanding commodity derivatives contracts	3,134	(4,511)	12,974	(986)
Non-cash stock compensation expense	810	1,154	3,145	3,927
Investment income and other	(41)	(4)	2	(10)
Non-recurring general and administrative costs related to acquisition of assets	71	481	470	481
Non-recurring severance costs related to property divestments	—	—	677	—
Allowance for bad debt	—	—	1,953	—
Litigation settlement benefit	(10,100)	—	(10,100)	—
ADJUSTED EBITDA	$7,189	$14,343	$24,670	$52,310

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